Exhibit 10.1

EXECUTION VERSION

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

December 5, 2018

Daniel S. Och

c/o Willoughby Capital Holdings, LLC

10 Bank Street, Suite 1120

White Plains, New York 10606

Re: OZ Recapitalization

Ladies and Gentlemen:

This binding letter agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is effective as of December 5, 2018 (the “Effective Date”) and sets forth the agreements, arrangements, understandings and intentions of Och-Ziff Capital Management Group LLC (the “Company”) and the subsidiaries of the Company set forth on the signature pages hereto (the “OZ Subsidiaries” and, together with the Company, the “OZ Parties”), on the one hand, and Daniel S. Och (“DSO”), on the other, with respect to certain recapitalization arrangements to be implemented at the Company and its subsidiaries.

In connection with the foregoing, the parties hereto, each intending to be legally bound, agree, subject to (i) the terms and conditions set forth in Exhibit A hereto, including without limitation, the approval by (A) a majority of the minority of the holders of Class A Units (as defined in Exhibit A hereto) (i.e., excluding DSO and any holders of Class A Units that receive Class E Units (as defined in Exhibit A hereto)), (B) in the case of the amendment to the Tax Receivable Agreement, dated as of January 12, 2009 (the “TRA”), the requisite beneficiaries under the TRA, (C) the OZ Parties’ senior lenders and (D) senior management of the Company or its subsidiaries that are signing the Management Arrangements (as defined in Exhibit A hereto) (the “Management Arrangement Parties”) (clauses (A), (B), (C) and (D), collectively, the “Required Consents”), (ii) the absence of a material adverse effect on the Company from and after the date on which the transactions contemplated by this Agreement are announced, (iii) the execution of definitive release agreements by the applicable releasing parties to give effect to the “Release” section in Exhibit A and the sections related thereto contained in this Agreement and (iv) the receipt of a customary solvency opinion (it being agreed that the effectiveness of this Agreement, including the obligations of the parties hereto, shall be conditioned on the conditions in the foregoing clauses (i)-(iv), unless otherwise mutually agreed by the Company and DSO), in each case, as follows:

1. Recapitalization Terms and Conditions. As of the Effective Date, the OZ Parties and DSO, on behalf of themselves and their affiliates and related parties, hereby agree to the terms and conditions set forth on Exhibit A, the terms of which are hereby incorporated by reference. As promptly as practicable following the date hereof, the parties hereto shall in good faith negotiate and execute such definitive documentation as is reasonably necessary to reflect the terms hereof and such amendments to the organizational documents of the OZ Parties and any other agreement to which an OZ Party, DSO or their respective affiliates or related parties is a party (collectively, the “Existing OZ Agreements”), which Existing OZ Agreements include (a) (i) the Unit Designation of the Preferences and Relative, Participating, Option and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of OZ Management LP, dated October 5, 2016 (as amended), (ii) the Unit Designation of the Preferences and Relative, Participating, Option and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of OZ Advisors LP, dated October 5, 2016 (as amended) and (iii) the Unit Designation of the Preferences and Relative, Participating, Option and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of OZ Advisors II LP, dated October 5, 2016 (as amended), (b) the partner agreements with active Och-Ziff partners who will be parties to new Management Arrangements (as defined in Exhibit A), (c) the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended (the “Company LLC Agreement”), (d) the Class B Shareholders Agreement, dated as of November 13, 2007, by and among the Company and the individuals set forth on the signature pages thereto, as amended, and (e) the Amended and Restated Exchange Agreement, dated as of August 1, 2012, by and among the Company the subsidiaries of the Company party thereto and the Och-Ziff Limited Partners and Class B Shareholders from time to time party thereto, as amended, and shall take such other actions as are reasonably necessary to reflect the terms hereof (including using commercially reasonable efforts to obtain the Required Consents and using commercially reasonable efforts to cause the Management Arrangement Parties to enter into Management Arrangements on terms and conditions consistent with Exhibit A hereto as promptly as practicable after the date hereof). In the event of any conflict between any provision of an Existing OZ Agreement, on the one hand, and any provision of this Agreement, on the other hand, the provisions of this Agreement shall control.

2. Representations and Warranties. Each of the OZ Parties and DSO represents and warrants to the other as follows: (a) in the case of an OZ Party, it is duly organized, validly existing and in good standing under the laws of the jurisdiction where it purports to be organized; (b) such party has full power and authority (and, in the case of DSO, legal capacity) to enter into and perform its obligations under this Agreement; (c) all actions (including, in the case of the OZ Parties, the approval of the Conflicts Committee (as defined in the Company LLC Agreement)) necessary to authorize such party’s signing and delivery of this Agreement, the performance of its obligations hereunder and the acknowledgements made by such party hereunder, have been duly taken; (d) in the case of an OZ Party, this Agreement has been duly signed and delivered by a duly authorized officer or other representative of such OZ Party; (e) this Agreement constitutes the legal, valid and binding obligation of such party enforceable in accordance with its terms (except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to judicial discretion); (f) no consent, approval or notification of any other person or entity (including any governmental authority) is required in connection with the signing, delivery and performance of this Agreement by such party that have not been obtained (other than the Required Consents); and (g) the signing, delivery and performance of this Agreement do not violate the organizational documents of such party (in the case of the OZ Parties) or any material agreement to which such party is a party or by which it is bound.

3. Expenses. Except as set forth in Exhibit A, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as will be specified by like notice):

A. if to an OZ Party, to:

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Email: David.Levine@ozm.com

Attention: Chief Legal Officer

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Email: joseph.coco@skadden.com

Email: peter.serating@skadden.com

Attention: Joseph A. Coco

Attention: Peter D. Serating

B. if to DSO, to:

Daniel S. Och

c/o Willoughby Capital Holdings, LLC

10 Bank Street, Suite 1120

White Plains, NY 10606

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 757-3990

Email: Ajdeckelbaum@paulweiss.com

Eching@paulweiss.com

Attention: Ariel J. Deckelbaum

Attention: Ellen N. Ching

All such notices or communications will be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is confirmed, (c) if by certified or registered mail (return receipt requested), on the seventh business day after the mailing thereof or (d) if by reputable overnight delivery service, on the second business day after the sending thereof.

5. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each party hereto (i) irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail.

6. Counterparts. This Agreement may be executed in counterparts and signatures may be delivered by facsimile or by e-mail delivery of a “.pdf” format data file, each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

7. Construction; Headings. As used herein, (i) “or” shall mean “and/or”; (ii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement; and (iii) “including” or “include” shall mean “including, without limitation.” The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

8. Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted assigns and transferees. This Agreement may not be assigned by any of the parties without the prior written consent of the other parties hereto.

8. Entire Agreement. Except as expressly contemplated herein, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

10. No Third Party Beneficiaries. It is understood and agreed among the parties that this Agreement and the covenants made herein are made expressly and solely for the benefit of the parties hereto, and that, except as otherwise expressly provided for in this Agreement, no other person or entity shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof.

11. Amendments; Remedies and Waivers. No provision of this Agreement may be amended, modified or waived except in writing signed by the Company and DSO. Except as otherwise expressly set forth herein, no delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by law.

12. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

13. Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, and shall not be required to post a bond or other collateral in connection therewith.

14. Public Announcements. The initial press release and other filings announcing the entry into this Agreement (the “Initial Filings”) shall be mutually agreed by the Company and DSO. No party hereto shall issue, or cause to be issued, any public announcements or disseminate any marketing material concerning the existence or terms of this Agreement without the prior written approval of the other party, except to the extent such announcement is required by law or stock exchange requirements; provided, however, that the foregoing shall not apply to any press release or materials to the extent it contains substantially the same information as previously communicated in the Initial Press Filings or by one or more of the parties without breach of the provisions hereof. If a public announcement is required by law or stock exchange requirements, the parties hereto will consult with each other before making the public announcement. To the extent any announcement or any marketing material permitted under this Section 14 expressly refers to any party or its affiliates or related party, such party shall, in its sole discretion, have the right to revise such announcement or advertising or marketing material prior to granting such written approval.

15. Actions and Determinations by the OZ Parties. With respect to any notice, consent, approval, waiver or other action or determination that is required or permitted to be taken, given or made by any of the OZ Parties pursuant to this Agreement, such notice, consent, approval, waiver or other action or determination shall be taken, given or made only by or with the express authorization of the Conflicts Committee. The Conflicts Committee shall be entitled to exercise all rights and remedies of the OZ parties against DSO hereunder, and the parties hereto shall take all action necessary to cause the OZ Parties to comply with the directives of the Conflicts Committee issued pursuant hereto.

If this Agreement correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this Agreement to us.

Very truly yours,

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

Accepted and Agreed as of the date first set forth above:

DSO:

/s/ Daniel S. Och
Daniel S. Och

OZ SUBSIDIARIES: OZ MANAGEMENT LP By: Och-Ziff Holding Corporation, its general partner
By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

OZ ADVISORS LP By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

OZ ADVISORS II LP By: Och-Ziff Holding LLC, its general partner

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

OCH-ZIFF HOLDING CORPORATION

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

OCH-ZIFF HOLDING LLC

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

Exhibit A

Recapitalization Terms

EXHIBIT A

TERM SHEET

This term sheet (this “Term Sheet”) sets forth the terms relating to a restructuring with respect to Och-Ziff Capital Management Group LLC (“Och-Ziff”, and together with its subsidiaries, the “Och-Ziff Group”).

EQUITY REALLOCATION:

Subject to the Och-Ziff Group and members of senior management entering into binding arrangements (such arrangements, the “Management Arrangements”) regarding commitments, compensation and restrictive covenants that are no less favorable than those set forth on Annex A attached hereto:

•  DSO and the holders of Class A Units will together reallocate 35% of their Class A Units to existing senior management and new hires, which reallocation shall be accomplished by recapitalizing such Class A Units into a separate class of units (“Class A-1 Units”) and granting an equal number of units of a newly created class of equity incentives that are only entitled to future profits and gains (such interests, the “Class E Units”), which Class E Units will be granted on the effective date of the recapitalization; provided, that (i) such Class A-1 Units shall be cancelled only at such time and to the extent as such Class E Units vest[1] and achieve a book-up (it being understood that Class E Units shall vest upon a liquidation or upon a change of control transaction), and (ii) except as set forth under “Redemption” below, such Class A-1 Units shall not be entitled to vote unless and until reallocated as E Units (the “Vote Holiday”),[2] provided that the Class E Units shall be entitled to vote to the extent vested, and (iii) up to 10% of such Units shall be granted to new hires. With respect to any current holder of Class A Units who is also receiving Class E Units in the recapitalization, then, solely with respect to a number of Class E Units equal to the number of reallocated Class A Units of such holder, such Class E Units shall have a one-year vesting period (rather than the five-year vesting period applicable to Class E Units generally). For the avoidance of doubt, book-up may occur on a partial basis and, in the event of a change of control, Class A Units, Class A-1 Units and Class E Units will participate based on their capital accounts relative to those of the Class B Units.

[1]	See footnote with description of vesting below.
[2]	Specific mechanics to be agreed so that such Class A Units vote proportionately with the public shares; i.e., Class A Shares.

•  Treatment of Cancelled / Re-Allocated Units. See “Preferred Securities – Additional Consideration.”

•  Vesting criteria and termination consequences with respect to the reallocated Units will be determined by the Board of Directors of Och-Ziff (the “Board”) (in a manner no less favorable than the existing plan terms).[3]

•  Any Class A-1 Units that are not cancelled in connection with the vesting of Class E Units in accordance with their terms will be forfeited and cancelled by Och-Ziff.

•  During the Distribution Holiday (as defined below), the Management Arrangements shall not be waived, amended, supplemented or otherwise modified without the approval of the Chief Executive Officer and the Compensation Committee of the Company; provided, that in the case of the “Named Executive Officers” of the Och-Ziff Group, such Management Arrangements shall not be waived, amended, supplemented or otherwise modified in any material respect, including any issuance of equity securities to the parties to the Management Arrangements, without (i) the applicable CEO / Compensation Committee approvals and (ii) the approval of at least 5 out of 7 members of the Board (or if the size of the Board is subsequently increased or decreased, such other supermajority vote as represents at least two-thirds of the directors) supported by the advice of a third party compensation consultant.

[3]

i.e., pro-rata vesting in years 3, 4 and 5 (1/3 on each of December 31, 2020, 2021 and 2022), with (i) all unvested units to be forfeited upon a termination for cause to the extent consistent with the Och-Ziff Group’s existing practice, (ii) all unvested units to be forfeited upon a resignation and (iii) upon a termination without cause, all units to continue to vest proportionately based upon (x) the period from December 31, 2017 that such individual was employed plus an additional 12 month period relative to (y) the period commencing on December 31, 2017 and ending December 31, 2022 (e.g., in the case of a termination without cause on December 31, 2019, 3/5 of such individual’s units would be vested); provided, however, that in no event shall the vesting of units described in this clause (iii) exceed 100%.

•  Class D Units. Holders of Class D Units will have a one-time election to convert to Class E Units. Former executive managing directors will be able to elect to convert their Class D Units to vested Class E Units. Active executive managing directors will be able to convert their vested Class D Units to Class E Units, subject to a one-year vesting period. However, such units would vest if the active executive managing director is terminated without cause. Active executive managing directors will be able to convert their unvested Class D Units to Class E Units that would retain their existing vesting schedules. Unvested Class D Units that are scheduled to vest in less than 12 months at time of restructure will be subject to a one-year vesting period. Except as expressly provided above, the Class E Units received in respect of Class D Units will have no Class A-1 Units associated with them and will retain all rights, including, without limitation, rights to receive TRA payments, participation in change of control and full voting rights.

DISTRIBUTION HOLIDAY; MINIMUM CASH BALANCE:

•  The Och-Ziff Group will initiate a “Distribution Holiday” on the A / D / E / P Units and RSUs that will terminate on the earlier of (i) the achievement of $600 million of “Distribution Holiday Economic Income” and (ii) April 1, 2026.[4] During the Distribution Holiday (i) P Unit prices will be adjusted to take into account performance and distributions during such period, (ii) RSUs shall receive in-kind distributions in respect of dividends or distributions paid to the A Shares, in each case of the foregoing clauses (i) and (ii) in an aggregate amount not to exceed $0.40 per P Unit or RSU cumulatively during the Distribution Holiday, as applicable, and in accordance with their existing terms (provided that such $0.40 cap shall not apply to any RSUs held by non-executive managing director employees or non-participating executive managing directors) and (iii) income will be allocated for book and tax purposes to reflect the revised distribution entitlements of the Class A / B / D / E / P Units.

[4]

“Distribution Holiday Economic Income” to be defined as Economic Income, calculated in a manner consistent with the practice of Och-Ziff as of the date hereof, as adjusted for non-cash items, less any preferred dividends and/or interest, less any Permitted Dividends.

•  The Och-Ziff Group will maintain a minimum free cash balance[5] of no more than $200M while any Preferred Securities (as defined below) are outstanding.

•  The Och-Ziff Group may establish a cumulative discretionary one-time basket of up to $50M in the aggregate which will not be subject to the Distribution Holiday or any cash sweep described in this Term Sheet (the “Discretionary Basket”); provided, however, that (i) up to $7 million per 12-month period in respect of non-financed risk retention for CLOs, (ii) warehouse lines for CLOs consistent with the Och-Ziff Group’s past practice, (iii) the funding of unfunded commitments in respect of existing investments by the Och-Ziff Group in Och-Ziff funds (excluding CLOs) and (iv) recycling of proceeds from redemptions of existing investments by the Och-Ziff Group in Och-Ziff products in new firm products shall each be permitted and, for the avoidance of doubt, shall not be subject to the Discretionary Basket. Other than as described in the preceding sentence, the Och-Ziff Group may only use the Discretionary Basket to fund new firm investments or new firm products, or to fund share buybacks in an amount not to exceed $25 million in the aggregate (which will include any amounts in respect of Excess RSU Settlements) (the “Restricted Activities”), and, for the avoidance of doubt, shall not use such Discretionary Basket to fund employee compensation payments.[6] The Och-Ziff Group may only engage in the Restricted Activities or any other activities related to the strategic expansion of the Och-Ziff Group using funds from the Discretionary Basket, and for the avoidance of doubt, the Och-Ziff Group may not use any other funds of the Och-Ziff Group with respect to such activities. The foregoing will only apply as long as the cash sweep is in effect.

[5]

“Free cash balance” to be mutually agreed and defined in a manner consistent with the practice of Och-Ziff as of the date hereof, eliminating any double counting and in a manner consistent with the treatment of items that are specifically addressed herein (e.g., cash sweep of any Designated Proceeds or Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive and TRA payments).

[6]

For the avoidance of doubt, the basket cannot be used for new compensation arrangements for employees; however, any cash settlement of RSUs in excess of the Permitted RSU Settlements (as defined below) would be permitted, subject to Board approval (“Excess RSU Settlements”); however, any such Excess RSU Settlements may only be funded using the $25 million aggregate basket permitted to be used for share buybacks.

•  Class A / D / E Units will be subject to achieving a book-up before they can be exchanged into Class A Shares of Och-Ziff. Once the book-up occurs, the applicable Class A Units shall be freely exchangeable and tradeable, subject to the exchange restrictions below. The P Units will continue to be subject to their existing book-up thresholds.

•  The book-up of the Class A /D / E Units shall occur automatically, upon (i) a sale, exchange or liquidation at any time or (ii) from time to time after the end of the Distribution Holiday, in each case accordance with the applicable waterfall and an objective book-up methodology (collectively, the “Book-up Methodology”) to be mutually agreed. The Book-up Methodology will provide, among other things, (1) that the holders of Class A Units will retain the benefit of the capital accounts (including following the reallocation and/or forfeiture of the Class A-1 Units) as of the date immediately preceding announcement of the transactions contemplated hereunder (and federal income tax basis and other tax attributes, including, without limitation, the debt allocations pursuant to Section 752 of the Internal Revenue Code of 1986, as amended, to the extent permissible) with respect to the Class A-1 Units to be reallocated and/or forfeited hereunder, (2) the principles for book-up of the Class A Units which will result in, to the extent possible, allocations of net gains such that each Class A Unit’s capital account will be no less per unit than each Class B Unit’s capital account and (3) the objective criteria with respect to the eligibility of Class A Units for a book-up. Except as required by a change in applicable laws, regulations or other IRS guidance following the date on which the Book-up Methodology is agreed or upon the written advice of outside counsel to the Och-Ziff Group as to the interpretation of the tax law, the Book-up Methodology may not be amended (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) in a manner that is adverse to the Class A Units without the consent of holders of a majority of Class A Units.

•  Prior to the expiration of the Distribution Holiday, an Exchange Committee (to be comprised of the CEO and CFO), in consultation with the Board, will have the authority to permit exchanges of vested and booked-up Class A / D / E Units, which exchange windows will be made available to all holders of vested and booked-up Class A / D / E Units on a pro rata basis.

•  Following the termination of the Distribution Holiday, any holder of Class A / D / E Units shall be free to exchange his or her vested units over a period of two years in three equal installments commencing upon the date of the termination of the Distribution Holiday and on each of the first and second anniversary thereof (and thereafter such units shall be freely exchangeable); provided, that in no event shall the restrictions on exchange of any such classes be more or less favorable to the holders of such class relative to such other classes (other than any Class B Units held by Och-Ziff), except to the extent resulting from book-up or vesting limitations.

•  Following the termination of the Distribution Holiday, Class A Units and Class E Units (whether vested or unvested) will receive distributions even if such Class A Units and Class E Units, as applicable, are not booked-up.

PREFERRED SECURITIES:

New Debt Securities. $200M of the existing preferred securities (the “Existing Preferred”) will be restructured into debt which shall have the same terms and conditions as Och-Ziff’s 2018 credit facility (the “Debt Securities”) (other than in respect of amortization, as described below, or as otherwise expressly set forth herein). The $200M of Debt Securities will not accrue interest until February 2020.

•  Debt Securities will be unsecured and will rank (i) junior to the 2018 credit facility and (ii) senior to the New Preferred Securities (as defined below) and all other current or future indebtedness of the Och-Ziff Group.

•  The Debt Securities will have a maturity date of the earlier of (i) 5 years from the repayment of the New Preferred Securities and (ii) April 1, 2026.

•  The $200M of the Debt Securities shall be subject to mandatory, straight-line annual amortization of 20% per annum (provided that in no event shall amortization payments on the Debt Securities, together with amortization payments on the Incremental Debt Securities (as defined below), be required to exceed $40M; it being understood that the payment of the remaining balance of the Debt Securities and Incremental Debt Securities (together with any interest or other outstanding obligations thereunder) on the maturity date will not be subject to such restrictions), commencing upon the earlier of (i) the one-year anniversary of the repayment of the New Preferred Securities and (ii) 3/31/22.

•  For a period of nine months after the repayment of the New Preferred Securities, Och-Ziff will have the option to voluntarily repay up to $200M of the initial Debt Securities at a 5% discount.

•  If the Och-Ziff Group is prohibited from repurchasing any New Preferred Securities with the Designated Proceeds pursuant to the cash sweep described below, the Debt Securities shall provide that the Och-Ziff Group shall (i) deposit the Designated Proceeds into a third party escrow account and (ii) to the extent such prohibitions remain, use the amounts in such escrow account to repay any New Preferred Securities upon conversion into Incremental Debt Securities; provided, that such amount shall be used to repurchase New Preferred Securities to the extent that such prohibition is no longer in effect.

New Preferred Securities. The remaining $200M of the Existing Preferred will be restructured into a new preferred equity security (the “New Preferred Securities” and, together with the Debt Securities and Incremental Debt Securities, the “Preferred Securities”) which will have substantially the same terms and conditions as the Existing Preferred (including the formation of a Holders’ Committee to be comprised of DSO as the sole member), except that, other than following the occurrence of a Discount Termination Event, Och-Ziff will have the option to voluntarily repay the remaining $200M of the New Preferred Securities at a (1) 25% discount until 4/1/21; and then (2) 10% discount at any time between 4/1/21 and 3/31/22 (such applicable rate, the “Discount Rate”), and any mandatory payments as a result of the cash sweep described below will be entitled to the same discount. For purposes hereof,

“Discount Termination Event” means any of (i) a material and ongoing default under Och-Ziff’s credit agreement or the agreement governing the Debt Securities, (ii) a decrease in AUM (other than funds in wind-down as of the date hereof, CLO AUM and other than any redemptions made by DSO or other former executive managing directors of Och-Ziff or their related entities (including the Liquidity Redemption)) (the “Non-Affiliate AUM”) in excess of 40% as compared to the Non-Affiliate AUM as of December 31, 2018, (iii) a liquidation, bankruptcy or other restructuring or (iv) the occurrence of other similar events to be set forth in definitive agreements.

To the extent that the New Preferred Securities are not repaid in full on or prior to 3/31/22, then, at the option of the holder thereof, all or any portion of the principal amount of such New Preferred Securities (together with any accrued but unpaid interest thereon) shall be automatically converted into Debt Securities on a dollar-for-dollar basis without any further action by the Och-Ziff Group or any other person (the “Incremental Debt Securities”). For the avoidance of doubt, such converted Debt Securities will have the same terms as the $200M of Debt Securities.

So long as any New Preferred Securities are outstanding, without the consent of the Holders’ Committee, the Och-Ziff Group shall not create any new class of equity securities or issue any equity securities in any existing class that would be senior or pari passu to the New Preferred Securities (or amend the terms of an existing class of equity securities to become senior or pari passu to the New Preferred Securities).

Cash Sweep.

a)  During the Distribution Holiday, on a quarterly basis,[7] 100% of all economic income[8] (after accounting for normalized public dividends as determined by the Board (but subject to an annual minimum of 20% of distributable earnings per year, and an annual maximum of up to 30% of distributable earnings or, if the minimum would be $0.10 or less, then up to $0.10 per public share per annum) (the “Permitted Dividend”) will be applied to repay the 2018 credit facility and then repurchase the New Preferred Securities (in each case, together with accrued interest); and

b)  Any gross proceeds resulting from the realization of Accrued Unrecognized Incentive in respect of the Specified Funds (the “Designated Accrued Unrecognized Incentive”) (net of compensation arising from such realization consistent with compensation allocations as of the date hereof) and 85% of the after tax proceeds from any asset sales or other dispositions will be used to repay the 2018 credit facility and then the New Preferred Securities (collectively, the “Designated Proceeds”). For purposes of the foregoing, the “Specified Funds” shall be consist of the funds listed on Schedule 2.

[7]	Details to be mutually agreed and subject to further analysis.
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“Economic income” to be mutually agreed and defined in a manner consistent with the practice of Och-Ziff as of the date hereof, eliminating any double counting and in a manner consistent with the treatment of items that are specifically addressed herein (e.g., cash sweep of any Designated Proceeds or Accrued Unrecognized Incentive other than Designated Accrued Unrecognized Incentive and TRA payments). For the avoidance of doubt, and consistent with the Company’s financial model, Economic Income for the purposes of the Cash Sweep shall be adjusted for non-cash items and net of the following items, in an amount not to exceed $9 million per year in the aggregate with respect to items (1) through (4): (1) release of the risk retention capital with respect to the existing U.S. CLOs; (2) Partnership’s Ownership Stake in TRA Liability; (3) CLO Risk Retention; (4) Annual Capex; (5) 50% normal course cash settlement for up to 20 million RSUs per year (“Permitted RSU Settlements”); (6) Mandatory Preferred Debt Amortization (New Debt Securities); (7) Preferred Dividends and/or Interest; and (8) Permitted Dividends.

c)  No later than January 1, 2019, all free cash on the balance sheet in excess of the minimum free cash balance together with any gross cash resulting from the realization of any incentive income earned in respect of the Och-Ziff funds that are currently in wind down (estimated at approximately $60 million) will be used to repay the 2018 credit facility. Any gross proceeds resulting from the realization of Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive (net of compensation arising from such realization consistent with compensation allocations as of the date hereof) will be used to repay the 2018 credit facility debt only. However, it is the intention of the parties that the Designated Proceeds be used to repurchase the New Preferred Securities; accordingly, if any of the Designated Proceeds are used to repay the 2018 credit facility debt, then following repayment of the 2018 credit facility debt, the Company will use proceeds realized from Accrued Unrecognized Incentive other than the Designated Accrued Unrecognized Incentive to repay a corresponding amount of the New Preferred Securities.

d)  For the avoidance of doubt, in no situation shall the Cash Sweep described in clause (a) above force the Och-Ziff Group to drop below a minimum free cash balance of $200M.

Accrued Unrecognized Incentive Protections. Any direct or indirect amendment, waiver or other modification of the terms of the Designated Accrued Unrecognized Incentive or the real estate commingled funds Accrued Unrecognized Incentive (including any material change in the timing of any realization thereof, subject to any mutually agreed exceptions consistent with past practice and, in the case of the real estate commingled funds, excluding any delay or deferral based on commercially reasonable business rationale provided that such delay or deferral similarly impacts all beneficiaries of such incentive including the general partner of the relevant fund) will require the consent of the Holders’ Committee of New Preferred Securities. In addition, the Och-Ziff Group shall continue to manage the Specified Funds in a manner that is consistent with past practice and, without the prior consent of the Holders’ Committee of New Preferred Securities, it shall not take any action with respect to the Specified Funds which would adversely impact the Designated Accrued Unrecognized Incentive or otherwise result in the payment of proceeds associated with the realization of Designated Accrued Unrecognized Incentive to be

delayed to a date following the expiration of the term of each Specified Fund, subject to any mutually agreed exceptions consistent with past practice. The parties will agree on mutually acceptable terms regarding realization and collection of any Designated Proceeds and Designated Accrued Unrecognized Incentive. The foregoing provisions of this paragraph are subject to the exception set forth on Schedule 1.

For the avoidance of doubt, the cash sweep and the foregoing Accrued Unrecognized Incentive protections will cease to apply at such time as none of the New Preferred Securities and Incremental Debt Securities are outstanding.

Prohibition on New Indebtedness. The Och-Ziff Group will be prohibited from refinancing or incurring any new indebtedness (or incurring liens or diverting assets) (other than in respect of capital leases and risk retention with respect to CLOs, aircraft leasing transactions, and, if mutually agreed, other securitizations to be discussed as part of the definitive documentation, in each case entered into in the ordinary course of business consistent with past practice) without the consent of the Holders’ Committee of New Preferred Securities other than indebtedness that is incurred and issued to contemporaneously pay in full all obligations (including principal, interest and other amounts owed or accrued) under the Preferred Securities.

Additional Consideration. As additional consideration for the restructuring of the Preferred Units, (x) the holders of the Preferred Units will forfeit 7.5 million Class A Units (which units may be reallocated for use by the CEO and the Compensation Committee) and (y) DSO will waive his right to reallocate (and, under certain circumstances, be reissued) the Units cancelled pursuant to the 3/28/18 reallocation agreement.

REDEMPTION:

•  DSO and his related entities (collectively for this section and the Governance section, “DSO”) will redeem all of his liquid balances in the Och-Ziff Group each fiscal quarter for a period lasting two consecutive fiscal quarters starting with the fourth quarter of 2018, other than the liquid balances currently in the OZ credit opportunities fund (the “Credit Fund Balance”), which will be redeemed in full on September 30, 2019 (the payment of all such redemptions other than the OZ Credit Balance in full, the “Liquidity Redemption”).[9] The Liquidity Redemption shall be made as to 50% of the liquid balances in the fourth quarter of 2018, and as to the remainder in the first quarter of 2019. If (i) the Och-Ziff Group has advised DSO in writing that he may not withdraw capital invested in the firm that he has requested to withdraw, or (ii) (x) DSO is advised in writing by his counsel (which written advice is promptly furnished to the Och-Ziff Group) that he is prohibited by law from withdrawing capital invested in the firm that he has requested to withdraw and (y) counsel to the Och-Ziff Group does not thereafter inform DSO in writing that he is not so prohibited (any such blockage or restriction, a “Withdrawal Restriction”), then the Transition Date (as defined in the Governance section below) shall be deferred and the Liquidity Redemption extended if and to the extent contemplated by the following subparagraph.

•  In the event that (i) DSO is prohibited by a Withdrawal Restriction from withdrawing an amount of capital that he has, in accordance with the applicable fund documents, requested to withdraw during a redemption window, (ii) DSO so seeks in each subsequent redemption window pertinent to such withdrawal request to withdraw any unwithdrawn amount of such request and (iii) DSO is prohibited by subsequent Withdrawal Restrictions from withdrawing the remaining unwithdrawn amount thereof, then the Transition Date shall be tolled until 30 days following the closing of the next redemption window pertinent to such withdrawal request as to which no Withdrawal Restriction restricts DSO’s ability to withdraw unwithdrawn amounts requested to be withdrawn. The provisions of the preceding sentence may apply sequentially to subsequent redemption windows and simultaneously to multiple requests to withdraw capital.

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For the avoidance of doubt, Liquidity Redemption will exclude side pockets and related holdbacks, funds in wind-down and audit holdbacks. If any such investments are liquidated or otherwise released, then, without further action by DSO or any other person, such investments will be redeemed during the next redemption window.

•  In addition, notwithstanding anything to the contrary contained herein, the Vote Holiday is subject to and shall not be of any force or effect unless and until the occurrence of the Liquidity Redemption and until DSO shall have received the Credit Fund Balance.

GOVERNANCE:

•  On the 30th day following the completion of the Liquidity Redemption (such date, the “Transition Date”), DSO will relinquish his proxy under the Class B Shareholders Agreement and disband the Class B Shareholder Committee. The Transition Date shall be tolled as described herein and, for the avoidance of doubt, shall not occur unless and until DSO shall have received all of the liquid balances (other than in respect of the Credit Fund Balance).

•  No later than the next annual meeting of shareholders of Och-Ziff that is at least 30 days following the Transition Date, DSO will resign as a director of the Board but will have the right to designate a director (which such director shall not be subject to the New York Stock Exchange’s (“NYSE”) director independence requirements (the “DSO Designated Director”) to serve in his place as a director of the Board for as long as DSO continues to own either (i) Preferred Securities with an initial liquidation preference not less than 33% of the initial liquidation preference of the Preferred Securities owned by DSO immediately following the creation of the Preferred Securities or (ii) a number of common equity units (on an as-converted basis) of the Och-Ziff Group not less than 33% of the number of common equity units (on an as-converted basis) of the Och-Ziff Group owned by DSO, in each case, immediately after giving effect to the transactions contemplated hereby.[10]

•  The existing slate of directors would be expected to continue for another term. If any Class B director (other than DSO or his replacement as contemplated by the preceding bullet) resigns or otherwise ceases to serve on the Board at or prior to annual meeting of shareholders in 2019 (including any adjournment or postponement

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Subject to the DSO Designated Director satisfying the NYSE’s director independence requirements, the DSO Designated Director shall be entitled to serve as a member of the Compensation Committee until the earlier of (i) the repayment of the New Preferred Securities, (ii) April 1, 2022 and (iii) October 1, 2021 if 50% of the New Preferred Securities are repaid on or prior to such date.

thereof, the “2019 Meeting”), the replacement director shall be an individual who shall qualify as an independent director and be appointed by DSO (in his capacity as the member of the Class B Committee) as a Class B Director with the approval, which should not be unreasonably withheld, of the Nominating, Corporate Governance and Conflicts Committee.

•  If any other member of the Board of Directors resigns at or prior to the 2019 Meeting, the Nominating, Corporate Governance and Conflicts Committee will nominate a successor, subject to approval by DSO, which should not be unreasonably withheld.

•  Effective as of the Transition Date, (i) the Chief Executive Officer and Chief Financial Officer of the Company will be appointed as the directors of Och-Ziff Holding Corporation and the members of Och-Ziff Holding LLC (consistent with the Governance Term Sheet), (ii) the Chief Executive Officer of the Company will replace DSO as PMC Chairman and Chairman of the PMC, (iii) the Chief Executive Officer and Chief Financial Officer of the Company will replace DSO as the general partner of the operating partnerships and as a member of all internal firm committees and (iv) the then-current director(s) of the fund boards other than DSO and, if elected by the Company, the Chief Executive Officer and/or the Chief Financial Officer of the Company, will serve as directors of the fund boards.

TAX RECEIVABLE AGREEMENT:

•  Subject to the implementation of the corporate conversion of Och-Ziff, the Tax Receivable Agreement will be amended to provide that no amounts are payable to DSO and all other recipients of TRA payments (collectively, the “TRA Recipients”) for the 2017 and 2018 tax year under the Tax Receivable Agreement; except to the extent of the excess of (A) the actual amount payable in respect of the 2018 tax year over (B) the theoretical amount payable determined assuming (1) the C-corporation conversion described below occurs in 2019 and (2) that taxable income does not exceed reported economic income, it being acknowledged and agreed that to the extent the actual TRA liability payment for 2018 exceeds the theoretical TRA liability calculated using the aforementioned assumptions, such excess will be payable to the TRA Recipients for calendar year 2018 in accordance with the normal payment schedule.

•  Beginning with the 2019 tax year payments and thereafter, the 85% of tax savings that TRA Recipients are entitled to receive under the Tax Receivable Agreement will be reduced to 75%, and Och-Ziff will retain the remaining 25% of the tax savings that are not paid to the TRA Recipients.

•  DSO and the current holders of Class A Units will retain their TRA benefits in respect of any units reallocated as described above.

•  For the avoidance of doubt, holders of Class D Units will retain their TRA benefits.

•  Recipients of Class E Units resulting from the reallocation of Class A-1 Units will not be entitled to any TRA payments with respect to such Class E Units, rather such TRA payments shall be paid to DSO and the other holders of Class A-1 Units. For the avoidance of doubt, recipients of converted Class D Units to Class E Units do retain TRA payments.

CERTAIN PROTECTIONS:

The definitive agreements to include customary affirmative and negative covenants to protect the terms of the restructured Preferred Securities and Class A Units, including:

•  The consent of holders of a majority of Class A Units shall be required for the Och-Ziff Group to take any action (directly or indirectly, whether by merger, recapitalization, amendment, or otherwise) that is adverse to the holders of Class A Units in a manner disproportionate to the holders of the Class A Shares (taking into account, for such purposes, the effect on the Class A Shares and/or the Class B Units in the operating partnerships), including, for the avoidance of doubt, any amendments to the terms of the Class D / E / P Units or RSUs, the disproportionate allocation of income (loss) to any class of units or the creation of any class of equity securities pari passu or senior to the Class A Units. In addition, the consent of holders of a majority of Class A Units shall be required for the issuance of any Class A Units. Notwithstanding the foregoing, during the period from the effective date until the achievement of the book-up following the end of the Distribution Holiday (the “Outstanding

Book-up Period”), without the consent of the holders of a majority of the Class A Units, the Och-Ziff Group shall not create any new class of equity securities that would be senior or pari passu to the Class A Units (or amend the terms of an existing class of equity securities to become senior or pari passu to the Class A Units).[11] In connection with any consent to be obtained from the holders of Class A Shares, no consent fee or other consideration shall be offered to such holders.

•  The Och-Ziff Group will reimburse the holders of the Debt Securities, New Preferred Securities and the Class A Units with respect to any reasonable fees and expenses (including attorneys’ fees) incurred by such holders in connection with protecting the interests or enforcing the rights of such securities.

•  Other covenants on the same terms as those contained in the Och-Ziff Group’s 2018 credit facility debt.

•  For the avoidance of doubt, the transactions contemplated hereby, and any discussions in connection herewith, will not constitute a “Withdrawal” by DSO pursuant to the limited partnership agreements of OZ Advisors LP, OZ Advisors II LP and OZ Management LP (each such entity, an “Operating LP” and together, the “Operating Group”, and each such limited partnership agreement, a “LPA”) or the Class B Shareholders Agreement, and DSO’s continuing rights and obligations with respect to the Och-Ziff Group will be determined in the manner set forth in this Term Sheet.

NAME:	The Och-Ziff Group will cease using the “Och” and “Ziff” names in any official or unofficial capacity no later than December 31, 2019.

CONSENTS:	The transactions contemplated hereby have been approved by (i) DSO and (ii) the Conflicts Committee. The transactions contemplated hereby are subject to (a) the further approval of (1) a majority of the minority of the holders of Class A Units (i.e., excluding DSO and any holders of Class A Units that receive Class E Units), (2) in the case of the TRA amendment, the requisite beneficiaries under the TRA, including those listed on Schedule 3, and (3) the Och-Ziff Group’s senior lenders and (b) the receipt of a customary solvency opinion.

[11]	For the avoidance of doubt, such consent right will not limit the rights of the preferred holders, which currently have rights to issuances of pari passu or senior equity.

The transactions contemplated hereby will be conditioned on the Och-Ziff Group and members of senior management entering into binding Management Arrangements regarding commitments, compensation and restrictive covenants that are no less favorable than those set forth on Annex A attached hereto.

EQUITY PLAN	The parties agree to take such further action (which may include voting of the Class B proxy) to provide for shareholder approval (at a special meeting of shareholders) of an amendment to the Company’s equity compensation plan(s) in accordance with applicable stock exchange rules, authorizing the issuance of all Class E Units as may be necessary to effect the transactions contemplated hereby.

INDEMNIFICATION:	The OZ Group will provide full indemnification protection to DSO and the participating former executive managing directors with respect to the transactions contemplated by this Term Sheet.

RELEASE:	In relation to the transactions contemplated by this Term Sheet, the OZ Group, its Board and the active partners shall provide DSO and the participating former executive managing directors with a full release, and DSO and the participating former executive managing directors shall provide the OZ Group, its Board and the active partners with a full release.

COMMUNICATIONS:	The parties will agree to consistent messaging. In this regard, the parties will help the Och-Ziff Group craft, create and participate in messaging regarding the benefits brought by the restructuring contemplated by this Term Sheet to the Och-Ziff Group, including its public shareholders.

DEFINITIVE DOCUMENTATION:	The obligations of the parties hereto are subject to DSO and the Och-Ziff Group entering into definitive documentation memorializing the terms and conditions contained in this Term Sheet as soon as possible, and in any event no later than January 15, 2019.

EXPENSES:	The Och-Ziff Group will reimburse DSO for all out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Term Sheet, including the fees and expenses of attorneys and a financial advisor selected by DSO, up to $5 million.

NON-CIRCUMVENTION:

•  The Och-Ziff Group and DSO will be bound by non-circumvention restrictions prohibiting the Och-Ziff Group from taking actions that would otherwise be inconsistent with the terms and intent of this Term Sheet.

•  Notwithstanding the foregoing, nothing in this Term Sheet will limit or otherwise modify any of DSO’s contractual rights or any of DSO’s rights as a shareholder of OZ (including, without limitation, the consent and other rights relating to DSO’s preferred securities) that are not expressly to be modified or amended pursuant to this Term Sheet. Without limiting the foregoing, except as expressly modified by this Term Sheet, the terms of that certain “Governance Terms” term sheet, dated January 27, 2018, shall remain in full force and effect.

TAX CLASSIFICATION	Och-Ziff intends to change its tax classification from a partnership to a corporation effective December 31, 2018; provided that (i) there can be no assurance that such date will be achieved and (ii) Och-Ziff will make a public filing confirming the actual date of effectiveness on or before December 31, 2018.

Annex A

Compensation

•	There will be a 20% reduction of annual compensation to certain executive managing directors.

•

Subject to Section 409A of the Internal Revenue Code of 1986, as amended, the remainder will be subject to vesting and be awarded to certain executive managing directors (except J. Levin & R. Shafir, whose compensation splits will remain consistent with the splits in their current contracts) as follows: 75% in cash (breakpoints and lower cash % for higher comp levels); and 25% in RSUs and/or DFIs, with the percentages to be awarded in RSUs and DFIs to be decided annually and approved by the Compensation Committee.

•

The 2018 Partner Incentive Pool will be extended to continue during the Distribution Holiday, provided that the Partner Incentive Pool shall not be on terms more favorable than those approved by the Compensation Committee of the Board in July 2018.

Senior Management Team Commitment

•	Jimmy Levin will commit to a two (2) year non-compete that steps down to one (1) year on January 1, 2022.

•	Wayne Cohen, Tom Sipp and David Levine will each commit to a two (2) year non-compete that steps down to one year (1) on January 1, 2021.

•	Rob Shafir to continue with his non-compete: two (2) year non-compete that steps down to 18 months at the conclusion of the term of his contract (February 5, 2022).

•	The senior investment professionals named on Schedule 4 will each commit to a two (2) year non-compete that steps down to one (1) year on January 1, 2021.

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